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                          November 10, 2022

       Britton Worthen
       Chief Legal Officer
       Nikola Corp
       4141 E Broadway Road
       Phoenix, Arizona 85040

                                                        Re: Nikola Corp
                                                            Registration
Statement on Form S-3
                                                            Filed November 3,
2022
                                                            File No. 333-268139

       Dear Britton Worthen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Gregory
Herbers at 202-551-8028 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Gabriella Lombardi